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                                                                     EXHIBIT 2.4

                           COMMONWEALTH OF VIRGINIA
                         STATE CORPORATION COMMISSION

                                August 6, 1999


The State Corporation Commission finds the accompanying articles submitted on behalf of

MATTRESS DISCOUNTERS HOLDING CORPORATION

to comply with the requirements of law.  Therefore, it is ORDERED that this

CERTIFICATE OF MERGER AND RESTATEMENT

be issued and admitted to record with the articles in the office of the Clerk of the Commission. Each of the following:

MD ACQUISITION CORPORATION

is merged into MATTRESS DISCOUNTERS HOLDING CORPORATION (formerly HEILIGMEYERS ASSOCIATES, INC.), which continues to exist under the laws of VIRGINIA with the name MATTRESS DISCOUNTERS HOLDING CORPORATION. The existence of each nonsurviving entity ceases, according to the plan of merger.

The certificate is effective on August 6, 1999.


                                        STATE CORPORATION COMMISSION


                                        By /s/ T.V. Morrison, Jr.
                                          --------------------------

                                        Commissioner
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                              ARTICLES OF MERGER

                               for the merger of

              MD ACQUISITION CORPORATION, a Virginia Corporation

                                     into

            HEILIG-MEYERS ASSOCIATES, INC., a Virginia Corporation

     The undersigned, pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia, hereby execute the following Articles of Merger and set forth:

     1.   The Plan of Merger (the "Plan"), attached as Exhibit A and made a part
                                                       ---------
of these Articles of Merger, provides for the merger (the "Merger") of MD Acquisition Corporation, a Virginia corporation, and Heilig-Meyers Associates, Inc., a Virginia corporation. Heilig-Meyers Associates, Inc. will be the surviving corporation. The Plan constitutes the "plan of merger" for the purposes of Article 12 of the Virginia Stock Corporation Act. The Board of Directors of each corporation which is a party to the Merger adopted the Plan and recommended its approval to its shareholders.

     2. The Plan was adopted by the unanimous consent of the shareholders of MD Acquisition Corporation.

     3. The Plan was adopted by the unanimous consent of the shareholders of Heilig-Meyers Associates., Inc,

     Dated: August 6, 1999


                                        HEILIG-MEYERS ASSOCIATES, INC.


                                        by /s/ William C. DeRusha
                                          ------------------------------
                                          William C. DeRusha, President


                                        MD ACQUISITION CORPORATION


                                        by /s/ Michael Krupka
                                          ------------------------------
                                          Michael Krupka, President
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                                                                       Exhibit A

                                PLAN OF MERGER

                                    Merging

              MD Acquisition Corporation, a Virginia Corporation

                                     Into

            Heilig-Meyers Associates, Inc., a Virginia Corporation

     1. Parties to the Merger; Effective Date. Pursuant to the provision of the Virginia Stock Corporation Act, MD Acquisition Corporation ("MD"), a Virginia corporation, shall be merged into Heilig-Meyers Associates, Inc. ("HMY Associates"), a Virginia Corporation. HMY Associates will be the surviving corporation (the "Surviving Corporation") and will change its name as described in Section 2 below. The merger (the "Merger") shall become effective at such time (the "Effective Time") on the date (the "Effective Date") that the State Corporation Commission of Virginia issues a certificate of merger (the "Certificate of Merger").

     2. Effect of the Merger. By virtue of the Merger, as of the Effective Time, all rights, privileges, immunities, powers and purposes of HMY Associates and MD, and all the property, real and personal, including, without limitation, causes of action, and every other asset of HMY Associates and MD, shall vest in the surviving Corporation, without any further act or deed, and the separate existence of MD shall cease and the corporate existence of HMY Associates as the Surviving Corporation shall continue unaffected and unimpaired by the Merger. From and after the Effective Time (i) HMY Associates shall change its name to Mattress Discounters Holding Corporation and continue its corporate existence as a Virginia corporation and the separate existence of MD shall cease; (ii) the Amended and Restated Articles of

                                      A-1
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Incorporation, in the form attached hereto as Exhibit 1, shall become the
Amended and Restated Articles of Incorporation of the Surviving Corporation until amended or repealed in a manner provided by law; (iii) the Bylaws of MD in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation until amended or repealed in a manner provided by law;
(iv) each of the officers and directors of MD in office immediately prior to the Effective Time shall become the officers and directors of the Surviving Corporation, until their respective successors are duly elected or appointed; and (v) the former holders of the shares of HMY Associates Common Stock and MD Common Stock shall only be entitled to the rights provided in this Plan of Merger.

     3. Conversion of Securities. By virtue of the Merger and without any action on the part of the holder thereof, each share of Class A Common Stock of MD, issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, be converted into one fully paid and nonassessable share of Class A Common Stock, $.01 par value per share, of the Surviving Corporation (the "Class A Stock"), and each share of Class L Common Stock, $.01 par value per share, of MD, issued and immediately prior to the Effective Time, shall, at the Effective Time, be converted into one fully paid and nonassessable share of Class L Common Stock, $.01 par value per share, of the Surviving Corporation (the "Class L Stock" and together with the Class A Stock, the "Surviving Corporation Common Stock") ; and the aggregate of the shares of Common Stock of HMY Associates (representing all of the issued and outstanding capital stock of HMY Associates immediately prior to the Effective Time) (the "HMY Associates Stock") shall, at the Effective Time, be converted into the right to receive (A) 903,000 shares of Class A Stock and 100,333 shares of Class L Stock; (B) $204,175,000 in cash, subject to a working capital adjustment as provided in the Transaction Agreement, dated as

                                      A-2
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of May 28, 1999, among Heilig-Meyers Company, Heilig-Meyers Associates, Inc. and
MD Acquisition Corporation, as amended (the "Transaction Agreement"); (C) junior subordinated notes in the form attached to the Transaction Agreement in the principal amount of $7.5 million; and (D) the junior subordinated notes in the form attached to the Transaction Agreement in the principal amount of $10 million and bearing interest at 10% per annum, ((A), (B), (C), and (D) are collectively referred to in this Plan of Merger as the "Merger Consideration").

     4. Exchange of Shares. Upon receipt by the Surviving Corporation of certificates representing shares of HMY Associates stock, together with a duly executed stock power, the HMY Associates Stock Certificate shall be cancelled and the Surviving Corporation shall deliver to the former holder of such HMY Associates Stock Certificate a certificate representing the of shares of Surviving Corporation Common Stock to which such shareholder is entitled as a result of the Merger.

     5. Transfer of Shares. (a) If any shares of Surviving Corporation Common Stock are to be issued in a name other than that in which the HMY Associates Stock surrendered in exchange therefor was registered, it shall be a condition of the issuance that the certificate or certificates representing such HMY Associates Stock be in proper form for transfer, and that the person requesting the exchange shall (i) pay to the Surviving Corporation any transfer or other taxes required by reason of the issuance of shares of Surviving Corporation Common Stock in a name other than that of the registered holder of the HMY Associates Stock surrendered or (ii) establish to the satisfaction of the Surviving Corporation that such tax has been paid or that no such tax is payable.

                                      A-3
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     (b)  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of HMY Associates Stock which were issued and outstanding immediately prior to the Effective Time.

     6. Termination of Merger. The Boards of Directors of MD and HMY Associates may terminate and abandon the Merger at any time prior to the issuance of the Certificate of Merger, subject to any contractual rights, without further shareholder action, in such manner as shall be agreed upon by such Boards of Directors.

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